Exhibit 99.1

For further information, contact:
Sukhi Nagesh	Daniel Yoo
Investor Relations	Media Relations
408-222-8373	408-222-2187
sukhi@marvell.com	yoo@marvell.com

Marvell Technology Group Ltd. Provides Updated Outlook for the Fiscal Third Quarter

Santa Clara, California (October 18, 2012) — Marvell (NASDAQ: MRVL), a global leader in integrated silicon solutions, today updated its financial outlook for the third quarter of fiscal 2013, ending October 27, 2012.

Marvell now expects net revenue for the third quarter of fiscal 2013 will be in the range of $765 million to $785 million, compared with prior outlook of between $800 million to $850 million.

“The continued slowdown in the global economy during the third quarter is resulting in a weaker PC market than previously anticipated and thus lower demand from our storage HDD customers. Our SSD, networking, and mobile product revenues are tracking to be in line with prior expectations,” said Dr. Sehat Sutardja, Marvell’s Chairman and Chief Executive Officer. “In addition to the continued weak PC demand patterns, visibility in our other end markets remains low as we head into a seasonally softer fourth quarter.”

No conference call will be held in conjunction with this business update.

Marvell will conduct its regularly scheduled conference call following the release of its third quarter of fiscal 2013 financial results on Thursday, November 15, 2012 at 1:45 p.m. Pacific Time.

Conference Call Details

Interested parties may join the conference call on November 15, 2012 by dialing 1-866-578-5771 or 1- 617-213-8055, pass-code 32388248. The call will be webcast by Thomson Reuters and can be accessed at the Marvell Investor Relations website at http://investor.marvell.com/ with a replay available following the call until December 14, 2012.

About Marvell

Marvell is a global leader in the development of storage, communications and consumer silicon solutions. Marvell’s diverse product portfolio includes switching, transceiver, communications controller, wireless and storage solutions that power the entire communications infrastructure, including enterprise, metro, home and storage networking. As used in this release, the term “Marvell” refers to Marvell Technology Group Ltd. and its subsidiaries. For more information please visit www.marvell.com.

Forward-Looking Statements under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements, including statements concerning Marvell’s expectations with respect to net revenue for the third quarter ending October 27, 2012; and expectations about the SSD, networking, mobile and wireless end markets. These statements are not guarantees of results and should not be considered as an indication of future performance. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties, including, among others, Marvell’s reliance on a few customers for a significant portion of its revenue; Marvell’s ability to develop and introduce new and enhanced products in a timely and cost effective manner; future demand for storage HDD products; uncertainty in the worldwide economic environment; seasonality in sales of consumer devices in which our products are incorporated; Marvell’s ability to compete in an intensely competitive industry; Marvell’s ability to recruit and retain skilled personnel; and other risks detailed in Marvell’s SEC filings from time to time. For other factors that could cause Marvell’s results to vary from expectations, please see the risk factors identified in the Marvell’s latest Quarterly Report on Form 10-Q for the quarter ended July 28, 2012, as filed with the SEC and other factors detailed from time to time in Marvell’s filings with the SEC. Marvell undertakes no obligation to revise or update publicly any forward-looking statements.

Marvell® and the Marvell logo are registered trademarks of Marvell and/or its affiliates.

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